Annual Shareholder Meeting Results


The Fund held its meeting of shareholders on December 19, 2012.
Common/Preferred shareholders voted as indicated below:

                                                                 Withheld
California Municipal II                             Affirmative  Authority
Re-election of Hans W. Kertess*
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                          4,032       258
Re-election of William B Ogden, IV
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                       26,660,612    980,529
Re-election of Alan Rappaport
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                       26,683,617    957,524


The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson* and John C. Maney+, continued to serve as Trustees of the Fund.


* Preferred Shares Trustee
+ Interested Trustee

Annual